Exhibit 10.29

EXECUTIVE CHANGE OF CONTROL AGREEMENT

THIS EXECUTIVE CHANGE OF CONTROL AGREEMENT is dated as of October 16, 2002 (this "Agreement"), by and between Com21, Inc. (the "Company"), and (the "Executive").

Recitals

WHEREAS, the Company desires to create a greater incentive for the Executive to remain in the employ of the Company, particularly in the event of any possible change or threatened change of control of the Company; and

WHEREAS, the parties desire to memorialize their agreement with respect thereto in the manner set forth herein,

NOW, THEREFORE, in consideration of the Executive's past and future services to the Company and the mutual covenants contained herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

Agreement

    Termination Following a Change of Control. If the Executive's employment with the Company is terminated either (A) by the Company for any reason other than for "Good Cause" (as defined below), or (B) by the Executive for "Good Reason" (as defined below), in each case within twelve months following the occurrence of a "Change of Control" (as defined below), Executive shall be entitled to the following benefits in exchange for a release of claims against the Company and its agents:
      Final Paycheck. Payment, in a lump sum, of any and all base salary due and owing through the date of termination, plus an amount equal to all earned but unused vacation through the date of termination and reimbursement for all reasonable expenses;
      Continued Payment of Salary. Payment of Executive's then-current base salary for a period of twelve (12) months, less any deductions required by applicable law, payable in accordance with the Company's standard payroll practices;
      Company-paid COBRA. Company-paid existing group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") as provided by the Company's group health plans for twelve (12) months starting the next calendar month after termination to the same extent as paid by the Company immediately before the Executive's layoff, or until Executive becomes eligible for group insurance benefits from another employer, whichever occurs first. Executive shall have an obligation to inform Company if he/she receives group coverage from another employer while receiving COBRA coverage from the Company. Executive may not increase the number of designated dependants, if any, during this time unless Executive does so at his/her own expense. The period of such Company-paid COBRA coverage shall be considered part of Executive's COBRA coverage entitlement period, and may, for tax purposes, be considered income to the Executive.
    Timing of Payments. The payment provided for in Section 1(a) shall be payable immediately upon Executive's termination. The payment provided for in Section 1(b) shall begin upon Executive's termination or ten (10) days after the Company's receipt of a signed, unrevoked release of claims, whichever is later. The benefit provided for in Section 1(c) shall begin the next calendar month after termination provided that the Company has received Executive's executed, unrevoked Release. All such payments will be subject to applicable payroll or other taxes required to be withheld by the Company.
    Subsequent Employment. The compensation and benefits payable hereunder shall not be reduced or offset by any amounts that the Executive earns or could earn from any subsequent employment.
    Section 280G Matters. If the benefits described in Sections 1(b) and (c), in conjunction with any benefits realized under the Stock Option Plan or any other severance plan, practice, policy or agreement (the "Severance Payment") would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then such Severance Payment shall be subject to reduction of the Severance Payment to the extent necessary to assure that the Executive receives only the greater of (i) the amount of such payment which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the Severance Payment (or on any other benefits to which the Executive may be entitled in connection with the Change of Control or the subsequent termination of the Executive's employment status) under Section 4999 of the Code.
    General Release. All compensation and benefits under Section 1(b) and (c) herein are in consideration for the Executive's execution of a general release of all known and unknown claims that Executive may then have against the Company and its agents, a form of which is available from the Company. If the Executive does not properly execute such Release, the parties expressly acknowledge and agree that the Executive will not be entitled to any of the benefits provided under Section 1(b) and (c) herein.
    Employment Status. Nothing in this Agreement shall be deemed to constitute a contract for employment for any specific period of time. The parties expressly acknowledge and agree that the undersigned's employment with the Company shall continue to be "at will." If, however, the Company exercises its right to terminate Executive's employment without Good Cause, or if Executive exercises Executive's right to terminate employment with the Company for Good Reason, Executive will be entitled to severance as described in Section 1 in exchange for a release of claims against the Company and its agents.
    Definitions.
      Good Cause. "Good Cause" shall mean (i) Executive's performance of any act for which, if Executive were prosecuted, would constitute a felony or misdemeanor; (ii) Executive's failure to satisfactorily carry out Executive's material duties; (iii) Executive's willful dishonesty towards or fraud upon the Company which is materially injurious to the Company; (iv) Executive's willful violation of confidentiality obligations to the Company or willful misappropriation of Company assets; or (v) Executive's death or inability to carry out Employee's essential duties with reasonable accommodation, if any, unless prohibited by law.
      Good Reason. "Good Reason" shall mean (i) a material and substantial reduction in the responsibilities of Executive as in effect immediately prior to the Change of Control; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and material perquisites available to the Executive immediately prior to the Change of Control; (iii) a material reduction by the Company of the Executive's base salary as in effect immediately prior the Change of Control; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to the Change of Control with the result that the Executive's overall benefits package is significantly reduced; (v) without the Executive's express written consent, the relocation of the Executive to a facility or a location more than fifty (50) miles from his current location; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors.

    (c) Change in Control. A "Change in Control" shall mean a change in ownership or control of the Company effected through either of the following transactions:

    (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders;

    (ii) a change in the composition of the Board of Directors ("Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination;

    (iii) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

    (iv) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company; or

    (v) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept.

    Miscellaneous Provisions.
      Captions. The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect.
      Amendment or Modification. This Agreement contains the entire agreement of the parties with respect to the subject matter herein and supersedes and replaces all contemporaneous agreements or understanding between the parties, with the exception of any Confidentiality, Proprietary Information and Assignment of Inventions Agreement, and no amendment or modification shall be effective unless made in writing executed by an authorized officer of the Company and the Executive.
      Successors and Beneficiaries. This Agreement shall be binding on and inure to the benefit of the successors, assigns, heirs, devisees and personal representatives of the parties, including any successor to the Company by merger or combination and any purchaser of all or substantially all of the assets of the Company. In the event that the Executive dies before receipt of all benefits to which the Executive becomes entitled under this Agreement, the payment of such benefits will be made, on the due date or dates hereunder had the Executive survived, to the executors or administrators of the Executive's estate.
      Governing Law. This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of California.
      Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
"Company" Com21 By: Name: Title:	"the Executive" (Print Name) (Sign Name) Address: